Exhibit 99.1

Computer Horizons Announces Certified Results of Special Meeting of Shareholders

MOUNTAIN LAKES, N.J., Oct. 18 /PRNewswire-FirstCall/ -- Computer Horizons Corp. (Nasdaq: CHRZ) today announced that based on the final certified report of the Inspector of Elections for the special meeting of shareholders held on October 11 and adjourned through today, CHC shareholders have voted to remove existing CHC Chairman, Earl Mason, and existing CHC Directors William Murphy, William Marino, William Duncan, Eric Edelstein and Edward J. Obuchowski from the Board without cause. The shareholders also voted to fix the number of directors comprising the board at 5 and elected Eric Rosenfeld, Karl L. Meyer, Robert F. Walters, Frank J. Tanki, and Willem Van Rijn to the CHC Board of Directors.

According to the final report of the Inspector of Elections, 15,561,343 shares were voted for the removal of the current Directors without cause (73.4% of the shares which voted on this proposal) and 5,642,343 shares were voted against the removal of the current Directors with 2,150,655 shares abstaining.

About Computer Horizons Corp.

Computer Horizons Corp. (‘CHC’) (Nasdaq: CHRZ) provides professional information technology (IT) services to a broad array of vertical markets, such as financial services, healthcare, pharmaceutical, telecom, consumer packaged goods, as well as the federal government, through its wholly-owned subsidiary, RGII Technologies, Inc.

CHC’s wholly-owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions. For more information on Computer Horizons, visit http://www.computerhorizons.com.

This communication contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward- looking statements are based upon current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements included in this communication are based on information available to Computer Horizons on the date hereof. Computer Horizons undertakes no obligation (and expressly disclaims any such obligation) to update forward-looking statements made in this communication to reflect events or circumstances after the date of this communication or to update reasons why actual results would differ from those anticipated in such forward-looking statements.

SOURCE  Computer Horizons Corp.
          -0-                                                            10/18/2005
          /CONTACT:  Corporate: David Reingold, SVP, Marketing, IR, +1-973-299-4105, dreingol@computerhorizons.com, or Investors: Lauren Felice, +1-917-575-7265, Lauren_felice@computerhorizons.com, both of Computer Horizons Corp./
          /Web site:  http://www.computerhorizons.com /
          (CHRZ)